                                                                       EXHIBIT F

                    CENTERPOINT ENERGY, INC. AND SUBSIDIARIES
                      INVESTMENT IN FINANCING SUBSIDIARIES
                             AS OF DECEMBER 31, 2004


CenterPoint Energy Houston Electric, LLC
        10174 CNP Transition Bond Co LLC                        (3)       3,745,485
        10401 CNP Transition Bond Co LLC II                     (3)          (5,500)

Utility Holding Company
        10054 CenterPoint Energy Capital Trust II               (1)       3,199,412
        10181 CenterPoint Energy Investment Management, Inc.            738,219,117

CenterPoint Energy Resources Corp.
        10381 CenterPoint Energy Resources Trust                (1)       5,336,000
        10375 CenterPoint Energy Gas Receivables, LLC           (2)      54,001,001

(1) Under GAAP accounting, the Trust subsidiaries are deconsolidated from CenterPoint Energy, Inc. and CenterPoint Energy Resources Corp. financial statements as of December 31, 2003, forward.

(2) CenterPoint Energy Gas Receivables is a financing subsidiary that began activity in November 2002.

(3) CNP Transition Bond Co LLC II began activity in December 2004. CNP Transition Bond Co LLC began activity in October 2001 but was capitalized prior to 2000.